Exhibit 99.2

XERIUM TECHNOLOGIES, INC.

14101 Capital Boulevard

Youngsville, North Carolina 27596

CONFIDENTIALITY AND STANDSTILL AGREEMENT

May 25, 2018

Wynnefield Capital Management, LLC

450 Seventh Avenue, Suite 509

New York, NY 10123

Attention:	Mr. Nelson Obus
Managing Member

Ladies and Gentlemen:

In connection with our discussions with Wynnefield Capital Management, LLC, a New York limited liability company (“Wynnefield,” and, including all the signatories hereto, “you”), regarding Wynnefield’s investment in the securities of Xerium Technologies, Inc., a Delaware corporation (the “Company”), the Company may make available in its discretion certain information to you which is non-public, confidential and/or proprietary in nature.

In consideration for, and as a condition of, such information being furnished to you and your Affiliates, Associates, directors, officers, employees, attorneys and agents who reasonably need to know the information (solely if and to the extent provided with the Confidential Information (as defined below), each a “Representative”, or collectively, the “Representatives”), subject to the restrictions contained in this letter agreement, you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or Affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company or by its agents, representatives, attorneys, advisors, directors, officers or employees (each a “Company Representative”, or collectively, the “Company Representatives”), together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (such information, collectively, but subject to the exclusions set forth in Section 1 below, “Confidential Information”), strictly confidential in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1.      The term “Confidential Information” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement, (ii) was within your or any of your Representatives’ possession on a non-confidential basis prior to its being furnished to you or your Representatives or by or on behalf of the Company or any Company Representative, (iii) is received from a source other than the Company or any Company Representative, or (iv) you demonstrate to the extent reasonably practicable was independently developed by you or your Representatives without reference to or use of the Confidential Information; provided, that in the case of (ii) or (iii) above, the source of such information was not, to your knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the information was disclosed to you or any of your Representatives. As used in this letter agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.      You and your Representatives will, and you will cause your Representatives to, (a) keep the Confidential Information strictly confidential, (b) undertake the same precautions with which you protect your confidential information to safeguard and protect the confidentiality of the Confidential Information, and (c) not disclose any of the Confidential Information in any manner whatsoever, in whole or in part, without the prior written consent of the Company; provided, however, that you may only privately disclose any of such information: (A) to your Representatives (i) who reasonably need to know such information and (ii) who are informed by you of the confidential nature of such information and who are directed by you and agree to treat the Confidential Information in a manner that is in strict compliance with the terms of this letter agreement, it being understood that your Representatives shall be permitted to communicate Confidential Information to you; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties to this letter agreement; and (B) to the Company and the Company Representatives.

3.      You hereby agree that the Confidential Information will not be used by you or any of your Representatives, directly or indirectly, in any way which is reasonably likely to be harmful in any material respect, directly or indirectly, to the Company, the Company’s Representatives, stockholders, assets or business or procure a commercial advantage to the detriment of the Company.

4.      In addition, you agree that, without the prior written consent of the Company or except as otherwise may be disclosed or permitted pursuant to this letter agreement with respect to Confidential Information, (i) you will not, (ii) you will ensure that your Associates, directors, managers, partners, officers and employees acting in their capacity as such do not and (iii) you will use reasonable efforts to ensure that your Associates, directors, managers, partners, officers and employees acting outside of their capacity as such and your other Representatives do not, disclose to any other person the fact that the Confidential Information has been made available to you or any of your Representatives.

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5.      Notwithstanding anything herein to the contrary, in the event that you or any of your Representatives reasonably determine that you are, or any such Representative is, required by applicable law, regulation or legal or judicial process (including without limitation, by deposition, interrogatory, request for documents, subpoena, civil or administrative investigative demand or similar process or compliance with Section 13 of the Exchange Act) to disclose any of the Confidential Information, you will promptly notify, or will ensure that your Representative promptly notifies, to the extent legally permitted, the Company so that the Company may seek, at the Company’s sole cost and expense, a protective order or other appropriate remedy (and if the Company seeks such an order, you and your Representatives will provide such cooperation as the Company shall reasonably request provided however, neither you nor any of your Representatives shall be required to initiate or defend any legal proceedings to oppose such disclosures or compliance). Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that requests or requires discovery, disclosure or production of the Confidential Information if (a) neither you nor any of your Representatives initiated, invited, encouraged or facilitated the litigation that has resulted in the subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Confidential Information and, after notifying and cooperating with the Company required above, you and/or your Representatives produce or disclose only that portion of the Confidential Information which outside legal counsel has advised you and/or your Representatives is legally required to be so produced or disclosed and you and/or your Representatives inform the recipient of such Confidential Information of the existence of this letter agreement and the confidential nature of such Confidential Information; or (b) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena, civil investigative demand, legal process or other legal requirement. Unless legally required, in no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information. For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, disclosures of Confidential Information made pursuant hereto shall not be construed to permit disclosures made by you or your Representatives, publicly or privately, whether to the SEC or its staff, the Company’s stockholders or any other person or entity, in connection with or relating to any solicitation made by you pursuant to Regulation 14A of the Exchange Act, or any other state or federal securities laws applicable to any solicitations of the Company’s stockholders of proxies or other authorizations to vote the shares of a Company stockholder or otherwise take any action that any Company stockholder can take.

6.      The Company shall use reasonable efforts to notify Wynnefield when, based on applicable law and Company policy, there exists an “open trading window” during which members of the Board of Directors may trade in the securities of the Company, and when any such “open trading window” has closed or is scheduled to close. Notwithstanding any such notices provided to Wynnefield or its Representatives, Wynnefield understands and agrees that any trading in the Company’s securities or any derivatives thereof by Wynnefield or its Representatives is solely the responsibility of and at the risk of Wynnefield, and neither the Company nor its Representatives has provided or will provide any legal advice to Wynnefield or its Representatives, and that Wynnefield is not relying or will rely on any notice provided by the Company or its Representatives with respect to any trading in the Company’s securities or any derivative thereof.

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7.      Standstill Covenants

(a)    In consideration of the Company’s covenants set forth in this Agreement, Wynnefield and its Affiliates shall not, directly or indirectly:

(i) seek, alone or in concert with others, (A) to call a meeting of Company Stockholders, (B) representation on the Board of Directors of the Company (the “Board”), or (C) the removal of any member of the Board;

(ii) solicit proxies or written consents of Company stockholders or conduct any other type of referendum (binding or non-binding) with respect to the shares of Company common stock (the “Common Stock”), or from the Company stockholders, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

(iii) (A) form or join in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Common Stock (for the avoidance of doubt, excluding any group composed solely of Wynnefield and its Affiliates), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s stockholders (other than to Wynnefield and its Affiliates and the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders) or (C) agree to deposit or deposit any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any such shares of Common Stock in any voting trust or similar arrangement (other than (x) to Wynnefield and its Affiliates or the named proxies included in the Company’s proxy card for any stockholders meeting and (y) customary brokerage accounts, margin accounts, prime brokerage accounts and the like, in each case, for the benefit of Wynnefield and its Affiliates);

(iv) execute any written consent as a stockholder with respect to the Company or its Common Stock, except as contemplated by this Agreement;

(v) without the approval of the Board, separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company or actively encourage, initiate or support any other third party in any such activity; provided that Wynnefield and its Affiliates shall be permitted to sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction; and provided further that if a third party (not a party to this Agreement or an affiliate of a party) commences an unsolicited tender offer or exchange offer for all of the outstanding Common Stock that is not recommended by the Board, then Wynnefield and its Affiliates shall similarly be permitted to commence a tender offer or exchange offer for all of the outstanding Common Stock at the same or higher consideration per share;

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(vi) present at any annual meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by the stockholders;

(vii) seek to have the Company waive, amend or modify any provisions of the Company’s Certificate of Incorporation or the Company Bylaws;

(viii) make any request for stocklist materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise, except as is reasonably necessary to enable Wynnefield and its Affiliates to effect a tender offer or exchange offer permitted under Section 7(a)(v);

(ix) institute, solicit or join, as a party, or remain as a class member in any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by Wynnefield to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against Wynnefield and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent Wynnefield from responding to or complying with a validly issued legal process (and the Company agrees that this Section 7(a)(ix) shall apply mutatis mutandis to the Company and its Affiliates);

(x) otherwise act, alone or in concert with others, to (i) make any public statement critical of the Company, its directors or management or (ii) control or seek to control the Board, other than through non-public communications with the officers and directors of the Company;

(xi) encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Wynnefield and its Affiliates;

(xii) publicly disclose, except as may be required by applicable law, any request that the Company or any directors, officers, partners, members, employees, agents or Affiliates of the Company, directly or indirectly, amend or waive any provision of this Agreement (including this clause (a)(xii)); or

(xiii) obtain beneficial ownership of more than 9.99% of the outstanding shares of Common Stock.

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(b) Wynnefield and its Affiliates shall take such actions as necessary to ensure all of the shares of Common Stock beneficially owned by them: (i) are represented in person or by proxy at any meeting of the Company’s stockholders held during 2018 and (ii) vote in favor for each of the Board’s nominees for election to the Board at the Company’s 2018 Annual Meeting or any special meeting of stockholders held during 2018 during which directors may be elected to the Board. The obligations of Wynnefield and its Affiliates set forth in this Section 7(b) with respect to voting of shares of Common Stock beneficially owned by them shall not apply to any Annual or special meeting stockholders held during 2019 or thereafter.

(c) The obligations of Wynnefield and its Affiliates pursuant to Section 7(a) herein shall cease upon the earlier of commencement of the Company’s 2019 Annual Meeting, or the closing of any transaction involving the sale of all or substantially all of the Company’s outstanding common stock whether by merger or otherwise. Notwithstanding the aforesaid, the provisions of this Section 7 may terminate at any time, upon the written consent of all parties. No termination of this Agreement shall relieve any party from any liability for breach of this Agreement occurring before the date of termination.

8.      The Company agrees to provide: (i) a general oral summary of the current status, as of the date hereof, of the Company’s review of strategic alternatives, including the potential sale of the Company or its assets (the “Potential Sale Process”); (ii) a copy of the Company’s timeline for the Potential Sale Process; (iii) a copy of each of the “fireside chat” presentation and management presentation, in the same format distributed to potential bidders in the Potential Sale Process; and (iv) on a periodic basis (the timing of which shall be at the Company’s sole discretion), future updates in the nature of the information described in clauses (i) and (ii) of this sentence.

9.      You acknowledge, on behalf of yourself and your Representatives, that the Company may suffer great damage in the event of a breach of the terms and conditions set forth herein and you hereby undertake to indemnify and hold the Company and any of its Representatives harmless from and against any damage, liability, loss, claim and expense (including reasonable attorneys’ fees and expenses) arising from any breach of this letter agreement by you or your Representatives, as determined by a final, non-appealable order issued by court of competent jurisdiction.

10.  You undertake, on behalf of yourself and your Representatives, to inform the Company promptly in writing of any actual or suspected breach of the obligations imposed on you and your Representatives under this letter agreement of which you are aware. The Company undertakes, on behalf of itself and the Company Representatives, to inform you promptly in writing of any actual or suspected breach of the obligations imposed on you and your Representatives under this letter agreement of which it is aware.

11.  You acknowledge, on behalf of yourself and your Representatives, that (a) none of the Company or any Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) none of the Company or any Company Representatives shall have any liability to you or to any of your Representatives directly or indirectly relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

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12.  To the extent that any Confidential Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Company understands and agrees, on behalf of itself and the Company Representatives, and you understand and agree, on behalf of yourself and the Representatives, that the parties to this letter agreement and their respective representatives have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine.

13.  All Confidential Information shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.

14.  At any time, upon the written request of the Company, you will, at your sole option, either promptly deliver to the Company or destroy all hard copies of the Confidential Information and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Confidential Information in your or any of your Representatives’ possession or control, whether the Confidential Information is (i) furnished to you or any of your Representatives by or on behalf of the Company pursuant hereto or (ii) prepared by you, and no copy thereof in any form shall be retained. At the written request of the Company you shall provide the Company with a certificate of compliance with the foregoing sentence signed by you or your chief compliance officer. Notwithstanding the return or erasure or deletion of Confidential Information, you and your Representatives will continue to be bound by the obligations contained in this letter agreement. Notwithstanding the foregoing, nothing in this letter agreement will obligate you or your Representatives to destroy Confidential Information to the extent that the retention thereof is required by applicable law, by governmental or regulatory authority (based upon the advice of counsel) or by applicable professional duties.

15.  You hereby acknowledge, on behalf of yourself and your Representatives, that you and your Representatives are aware that the United States federal securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

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16.  You represent and warrant to the Company that (i) you have all requisite power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

17.  Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

18.  You acknowledge and agree, on behalf of yourself and your Representatives, that (i) the value of the Confidential Information to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms, (ii) in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury may be caused for which money damages may not be an adequate remedy and (iii) accordingly, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled, at the Company’s sole cost and expense, to seek an injunction or injunctions or other equitable relief without the necessity of posting of any bond and to seek to enforce specifically the terms and provisions of this letter agreement in the federal or state courts of the State of Delaware.

19.  This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the choice of laws or conflict of laws principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, whether in tort or contract or at law or in equity, shall be brought and determined exclusively in the federal or state courts of the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

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20.  In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, non- appealable order that a party or its Representatives has breached this letter agreement, or, in the event of a claim by the Company that Wynnefield or its Representatives has breached this letter agreement, and such court determines that Wynnefield has not materially breached this letter agreement, the prevailing party shall be reimbursed by the non-prevailing party for its reasonable legal costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation, including any appeal therefrom.

21.  This letter agreement contains the entire understanding of the parties with respect to the subject matter of this letter agreement and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties with respect to the subject matter of this letter agreement other than those expressly set forth herein.

22.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this letter agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Xerium Technologies, Inc.

14101 Capital Boulevard

Youngsville, North Carolina 27596

Attention: James F. Wilson

Chairman of the Board of Directors

If to Wynnefield or any Representative thereof:

Wynnefield Capital Management, LLC

450 Seventh Avenue, Suite 509

New York, New York 10123

Fax No.: 212.760.0824

Email: nobus@wynnecap.com

Attention: Nelson Obus, Managing Member

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With a copy (which shall not constitute notice) to:

Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, New York 10019

Fax No: 212.245.3009

Email: jtullman@kanekessler.com

Attention: Jeffrey S. Tullman, Esq.

23.  If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use commercially reasonable efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

24.  This letter agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including by means of electronic delivery or facsimile).

25.  This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties hereto.

26.  The confidentiality obligations set forth in this letter agreement with respect to the confidentiality of information concerning or relating to the Company shall remain in full force and effect for as long as such information continues to be deemed Confidential Information pursuant to the terms of this letter agreement; provided however, your obligations hereunder shall terminate on the earlier of (i) the date you no longer possess any non-public Confidential Information, or (ii) twelve months following the date of this letter agreement.

27.  You acknowledge that certain Confidential Information may constitute trade secrets and other similar information which may be subject to statutory protection under applicable law and nothing herein shall be deemed to waive or otherwise limit the rights of the Company or such Confidential Information to any such protections. Further, no licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

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28.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this letter agreement shall be decided without regards to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

[Signature Pages Follow]

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

XERIUM TECHNOLOGIES, INC.

By: /s/ James F. Wilson

Name: James F. Wilson

Title: Chairman of the Board of Directors

Accepted and agreed as of the date first written above:

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

By:  Wynnefield Capital Management, LLC,

        its General Partner

By:  /s/ Nelson Obus

        Nelson Obus, Co-Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By:  Wynnefield Capital Management, LLC,

        its General Partner

By:  /s/ Nelson Obus

        Nelson Obus, Co-Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By:  Wynnefield Capital, Inc.,

        its Investment Manager

By:  /s/ Nelson Obus

        Nelson Obus, President

WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN

By:  /s/ Nelson Obus

        Nelson Obus, Co-Trustee

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WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:  /s/ Nelson Obus

        Nelson Obus, Co-Managing Member

WYNNEFIELD CAPITAL, INC.

By:  /s/ Nelson Obus

        Nelson Obus, President

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